Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Ryan Bowie	Tim Grace	Stacy Feit
VP Treasurer	Media Inquiries	Analyst Inquiries
(312) 658-5766	(312) 640-6667	(312) 640-6779

FOR IMMEDIATE RELEASE

WEDNESDAY, MARCH 28, 2007

STRATEGIC HOTELS AND RESORTS, INC. ANNOUNCES

OFFERING OF $150,000,000 EXCHANGEABLE SENIOR NOTES DUE 2012

Chicago, IL—March 28, 2007—Strategic Hotels & Resorts, Inc. (NYSE: BEE) (“Strategic” or the “Company”), a real estate investment trust and sole managing member of Strategic Hotel Funding, L.L.C. (“SH Funding”) today announced that SH Funding has commenced a private offering, subject to market conditions, of $150 million aggregate principal amount of exchangeable senior notes due 2012. SH Funding intends to grant the initial purchasers an option to purchase up to an additional $30 million aggregate principal amount of notes within 30 days of the initial issuance of the notes. The notes will be unsecured obligations of SH Funding, and subject to certain designated events and other conditions, exchangeable into, at SH Funding’s option, cash, Strategic common shares or a combination of cash and Strategic common shares. The interest rate, exchange rate and other terms of the notes will be determined by negotiations between SH Funding and the initial purchasers of the notes.

In connection with the offering, SH Funding and the Company, collectively, expect to enter into capped call transactions with one or more financial institutions that may be affiliates of the initial purchasers of the notes to substantially increase the effective exchange premium of the notes and to reduce the potential dilution to the Company’s earnings per share upon future exchange of the notes. In connection with hedging the capped call transactions, the relevant financial institutions have advised SH Funding and the Company that they or their respective affiliates expect to purchase shares of the Company’s common stock and/or enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly after the pricing of the notes and may enter into or unwind various derivatives and/or purchase or sell the Company’s common stock in secondary market transactions following the pricing of the notes (including during the observation period related to any exchange of the notes). These activities could have the effect of increasing, preventing or offsetting a decline in the price of the Company’s common stock concurrently with or following the pricing of the notes.

In connection with this private offering, Strategic will repurchase up to $25,000,000 of its common shares in open market and/or private transactions.

Strategic intends to use the net proceeds from this private offering to pay the cost of the capped call transactions described above, repurchase its shares, repay amounts outstanding under its bank credit facility and for general corporate purposes.

The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and any Strategic common shares that may be delivered upon exchange of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust, which owns and asset manages luxury and upper upscale hotels and resorts. The Company has ownership interests in 20 properties with an aggregate of 10,000 rooms. For further information, please visit the company’s website at www.strategichotels.com.

Safe Harbor Statement

This press release contains forward-looking statements about the Company. Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the pace and extent of the recovery of the New Orleans economy and tourism industry; the successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.